Exhibit 4.6

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 300,000,000 shares of common stock, $0.0001 par value per share.

Voting

Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the security holders, including the election of directors. We do not have cumulative voting rights.

Dividends

Holders of common stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our board of directors.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock in general are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable.

All of our outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Provisions

Statutory Provisions

Section 203 of the Delaware General Corporation Law (the “DGCL”) prohibits a defined set of transactions between a Delaware corporation, such as us, and an interested security holder. An interested security holder is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested security holder and a corporation for a period of three years after the date the interested security holder becomes an interested security holder. The term business combination is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested security holder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	the business combination is approved by the corporation’s board of directors prior to the time the interested security holder becomes an interested security holder;

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the interested security holder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested security holder; or

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the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested security holder.

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In general, the prohibitions do not apply to business combinations with persons who were security holders before we became subject to Section 203.

Certificate of Incorporation and By-Law Provisions

Our certificate of incorporation and by-laws contain certain provisions that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares, unless such takeover or change in control is approved by the board of directors. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management.

These provisions include, among other items:

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Classified Board. Our certificate of incorporation provides that our board of directors is divided three classes of directors with a three-year term of office that expires as to one class each year, commonly referred to as a “staggered board”. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board.

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Removal of Directors. Our certificate of incorporation provides that our directors (other than those elected by the holders of any series of preferred stock) may be removed only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class. The limitations on the removal of directors would have the effect of making it more difficult for a third party to acquire control of us, or of discouraging a third party from acquiring control of us.

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Vacancies; Number of Directors. Vacant directorships, including newly created seats, may only be filled by (1) a majority of the directors then in office, although less than a quorum, or (2) by a sole remaining director, if applicable, or (3) only in the case where there are no directors then in office, by the stockholders. In addition, our certificate of incorporation also provides that the number of directors will be fixed from time to time by the board of directors in its sole and absolute discretion. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

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Special Meetings of Stockholders. Our certificate of incorporation also provides that the annual meetings and, subject to the rights of any preferred stockholders, the special meetings of the stockholders can be called only by a resolution of the board of directors in its sole and absolute discretion.

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Advance Notice Procedures. Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record, entitled to vote at the meeting, and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

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Amendment of the By-laws. Our by-laws provide that our by-laws may be altered, amended or repealed by the affirmative vote of a majority of our stockholders entitled to vote or a majority of our directors then in office without prior notice to or approval by our stockholders. Accordingly, our board of directors could take action to amend our by-laws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of the Company.

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Issuance of Undesignated Preferred Stock. The board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock with rights and preferences, including voting rights, designated from time to time by the board. The enables the board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

These anti-takeover provisions, together with the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirers from making an offer to our security holders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that certain of our security holders might benefit from such a change in control or offer.

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